As filed with the Securities and Exchange Commission on July 19, 1996
                                                     Registration No. 333-____

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ------------
                                   FORM S-8
                           REGISTRATION STATEMENT(1)
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ------------

                                  AETNA INC.
            (Exact name of registrant as specified in its charter)

      Connecticut                    6719                 02-0488491
(state or other jurisdiction of(Primary Standard Industrial(I.R.S. Employer incorporation or organization)Classification Code Number)Identification No.)
                             151 Farmington Avenue
                              Hartford, CT  06156
                                (860) 273-0123
                   (Address of principal executive offices)

                                ------------


                        AETNA LIFE AND CASUALTY COMPANY
                            INCENTIVE SAVINGS PLAN


            AMENDED AND RESTATED U.S. HEALTHCARE, INC. SAVINGS PLAN

                           (Full title of the plans)

                                ------------

                             Lucille M. Nickerson
                              Corporate Secretary
                             151 Farmington Avenue
                              Hartford, CT  06156
                    (Name and address of agent for service)
  Telephone number, including area code, of agent for service: (860) 273-0123
                                   Copy to:
                             David L. Caplan, Esq.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                              New York, NY  10017
                                (212) 450-4000


                        CALCULATION OF REGISTRATION FEE

                                                         Proposed             Proposed
                                                         Maximum               Maximum
                                                         Offering             Aggregate             Amount of
Title of Securities               Amount to be          Price Per             Offering            Registration
to be Registered                 Registered(2)           Share(3)             Price(3)                 Fee
- -------------------              -------------          ---------             --------            ------------

Common Stock (par value
  $0.01 per share) .........
                                 425,000 shares      $64.37                $27,357,250               $9,434

    (1) This Registration Statement also pertains to Rights to Purchase one one-hundredth of a share of Class B Voting Preferred Stock, Series A, par value $.01 per share, of the Registrant (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Aetna Inc. Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Aetna Inc. Common Stock held subject to adjustment pursuant to anti-dilution provisions.

    (2) Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and, pursuant to Rule 416(c), an indeterminate number of interests in the Plans.

    (3) Estimated solely for the purpose of computing the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended. On the date hereof there is no market for the securities being registered. Accordingly, the registration fee is calculated pursuant to Rule 457(c) on the combined pro forma book value per share of the registrant's common stock, taking into account (i) the sale by Aetna Life and Casualty Company ("Aetna") of its property-casualty operations and (ii) the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of March 30, 1996 among Aetna, U.S. Healthcare, Inc. ("U.S. Healthcare"), Aetna Inc. (the "Registrant"), Antelope Sub, Inc., and New Merger Corporation, as amended by Amendment No. 1 thereto dated as of May 30, 1996, pursuant to which each of Aetna and U.S. Healthcare became a wholly-owned subsidiary of the Registrant.

                            INTRODUCTORY STATEMENT


               Pursuant to the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of March 30, 1996 among Aetna Life and Casualty Company ("Aetna"), U.S. Healthcare, Inc. ("U.S. Healthcare"), Aetna Inc. (the "Registrant"), Antelope Sub, Inc., and New Merger Corporation, as amended by Amendment No. 1 thereto dated as of May 30, 1996, each of Aetna and U.S. Healthcare will become a wholly-owned subsidiary of the Registrant.


Item 3.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents previously filed with the Commission by the Registrant pursuant to Securities Exchange Act of 1934 (the "1934 Act") (Commission file number 011-11913) are incorporated by reference herein:

               (1) The description of the Registrant's Common Stock and the Rights contained in the Registrant's registration statement on Form 8-B dated July 10, 1996, filed pursuant to Section 13 of the 1934 Act, including any amendment thereto or report filed for the purpose of updating such description;

               (2) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

               The following documents previously filed with the Commission (Commission file number 1-5704) by Aetna pursuant to the 1934 Act are incorporated by reference herein:

               1. Aetna's Annual Report on Form 10-K for the year ended December 31, 1995;

               2. The Annual Report on Form 11-K filed with respect to the Aetna Life and Casualty Company Incentive Savings Plan (the "Aetna Plan") for the fiscal year ended December 31, 1995;

               3. Aetna's Current Reports on Form 8-K dated April 1, 1996, April 15, 1996, June 28, 1996 and July 16, 1996; and

               4. Aetna's Quarterly Report on Form 10-Q for the three month period ended March 31, 1996.

               The following documents previously filed with the Commission (Commission file number 0-11531) by U.S. Healthcare pursuant to the 1934 Act are incorporated by reference herein:

               1. U.S. Healthcare's Annual Report on Form 10-K for the year ended December 31, 1995;

               2. The Annual Report on Form 11-K filed with respect to the Amended and Restated U.S. Healthcare, Inc. Savings Plan (the "U.S. Healthcare Plan") for the fiscal year ended December 31, 1995;

               3. U.S. Healthcare's Current Report on Form 8-K dated April 2, 1996;

               4. U.S. Healthcare's Amendments to its Annual Report on Form 10-K/A, dated April 26, 1996 and June 11, 1996; and

               5. U.S. Healthcare's Quarterly Report on Form 10-Q for the three month period ended March 31, 1996.

               Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.        DESCRIPTION OF SECURITIES

               Not applicable.


Item 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

               Not applicable.


Item 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

               The Registrant is a Connecticut corporation. Section 33-320a of the Connecticut General Statutes ("C.G.S.") provides that a Connecticut corporation shall, under certain circumstances, indemnify its shareholders, directors, officers, employees, agents and certain other persons.

               Subsection (b) of C.G.S. Section 33-320a provides that a corporation shall indemnify any director or officer of the corporation or an eligible outside party, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding, provided (1) that such person was successful on the merits in the defense of such action, suit or proceeding, or (2) that it shall be concluded that such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, provided that such person had no reason to believe his or her conduct was unlawful, or (3) a court shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; except that, in connection with an alleged claim based upon the purchase or sale of securities, the corporation shall only indemnify such person after a court shall have determined that in view of all the circumstances, he or she is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine.

               Subsection (c) of C.G.S. Section 33-320a provides that, where a director or officer was or is a party or was threatened to be made a party to a proceeding by or in the right of the corporation, the corporation shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the proceeding or any appeal therein, in relation to matters as to which he or she is finally adjudged not to have breached his or her duty to the corporation. The corporation shall also indemnify a director or officer if a court determines that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified; however, in such a situation, the individual shall only be indemnified for such amount as the court determines to be appropriate. Furthermore, the statute provides that the corporation shall not indemnify a director or officer for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened action or a pending action which is settled or otherwise disposed of without court approval.

               C.G.S. Section 33-320a is an exclusive statute. A corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute; provided, however, that the statute specifically authorizes a corporation to procure insurance providing greater indemnification rights than those set out in C.G.S. Section 33-320a.

               Consistent with the statute, the Registrant has procured insurance from several carriers for its directors and officers which supplements the indemnification rights provided to those individuals by C.G.S.
Section 33-320s. Unlike the statute, these policies do not require an after-the-fact determination of good faith in order for the insured director or officer to receive the benefits provided under the policies nor do they require affirmative judicial or corporation action as a prerequisite to the insurance company's duty to defend (and pay for the defense of) the insured director or officer under the policies. Furthermore, the insurance policies cover directors and officers for any acts not specifically excluded for which the director or officer is not eligible for indemnification under C.G.S.
Section 33-320a to the extent such coverage does not violate public policy.

               As permitted under Connecticut law, the Registrant's Certificate of Incorporation limits the personal liability of directors for monetary damages to the Registrant and its shareholders for a breach of their fiduciary duty as directors to the amount of their compensation for serving the Registrant as directors during the year of the violation. These provisions do not eliminate the liability of a director if such breach (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate (as defined) to receive an improper personal gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Registrant under circumstances in which the director was aware that his or her conduct or omission created a unjustifiable risk of serious injury to the Registrant, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Registrant or (v) created liability under C.G.S. Section 33-321 (relating to the distribution of assets of the Registrant, whether by dividend, purchase or redemption of shares or otherwise, in violation of the Connecticut corporation law).


Item 7.        EXEMPTION FROM REGISTRATION CLAIMED

               Not applicable.


Item 8.        EXHIBITS

               The following is a complete list of exhibits filed as part of this Registration Statement:

  Exhibit
    No.
 --------

    4.1 Aetna Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement under the Securities Act of 1933 on Form S-4, Registration No. 333-05791 ("Form S-4")).*

    4.2 Aetna Inc. By-Laws (incorporated by reference to Exhibit 3.2 to the Form S-4).*

    4.3        Aetna Inc. Rights Plan (incorporated by reference to Exhibit
               4.2 to the Form S-4).*

    5.1        Opinion of Day, Berry & Howard.

    5.2 The Registrant undertakes that it will cause the Aetna Plan and the U.S. Healthcare Plan, and all amendments thereto, to be submitted to the Internal Revenue Service (the "Service") in a timely manner and that it will cause all changes to be made required in order for the Service to issue determination letters with respect to the Aetna Plan and the U.S. Healthcare Plan.

    15.1 Letter of KPMG Peat Marwick LLP re: Unaudited Interim Financial Information.

    23.1       Consent of Day, Berry & Howard (included in Exhibit 5.1 hereto).

    23.2       Consent of KPMG Peat Marwick LLP re: Aetna Life and Casualty
               Company.

    23.3       Consent of KPMG Peat Marwick LLP re: Aetna Inc.

    23.4 Consent of KPMG Peat Marwick LLP re: Aetna Life and Casualty Company Incentive Savings Plan.

    23.5       Consent of Ernst & Young LLP.

    24.1       Power of Attorney.


- -----------
*        Incorporated by reference as indicated.


Item 9.        UNDERTAKINGS

         (a)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                    EXPERTS


               The consolidated financial statements and schedules of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 which are incorporated by reference in Aetna's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31, 1995 consolidated financial statements and schedules of Aetna Life and Casualty Company and Subsidiaries refer to Aetna's changes in 1993 in its method of accounting for certain investments in debt and equity securities, postemployment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts.

               The consolidated balance sheet of Aetna Inc. as of April 22, 1996 included in the Current Report on Form 8-K, dated June 28, 1996 of Aetna Life and Casualty Company has been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

               With respect to the unaudited interim consolidated financial information of Aetna Life and Casualty Company and Subsidiaries incorporated by reference herein and to be incorporated by reference herein, the independent certified public accountants have reported and may report that they applied limited procedures in accordance with professional standards for a review of such information. However, any separate report included in Aetna's Quarterly Reports on Form 10-Q and incorporated by reference herein states and will state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on any report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the 1933 Act for any report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

               The statements of net assets available for benefits of the Aetna Life and Casualty Company Incentive Savings Plan as of December 31, 1995 and 1994, and the related statement of changes in net assets available for benefits for the year ended December 31, 1995 and the 1995 supplementary information, which are included in Aetna Plan's Annual Report on Form 11-K for the year ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

               The consolidated financial statements of U.S. Healthcare, Inc. incorporated by reference in U.S. Healthcare, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               The financial statements of the U.S. Healthcare, Inc. Savings Plan appearing in the U.S. Healthcare, Inc. Savings Plan Annual Report on Form 11-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

               The validity of the Common Stock offered hereunder has been passed upon by Day, Berry & Howard.


                                  SIGNATURES


The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartford, Connecticut, on the 19th day of July, 1996.




                                         AETNA INC.



                                         By: /s/ Lucille M. Nickerson
                                             ----------------------------
                                             Name:  Lucille M. Nickerson
                                             Title:  Corporate Secretary


               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                                Title                               Date
- -----------------------------------------------------    --------------------------------    ---------------


/s/ Ronald E. Compton*                                   Chairman, President and             July 19, 1996
- -----------------------------------------------------    Director (Principal Executive
Ronald E. Compton                                        Officer)

/s/ William H. Donaldson*                                Director                            July 19, 1996
- -----------------------------------------------------
William H. Donaldson

/s/ Barbara Hackman Franklin*                            Director                            July 19, 1996
- -----------------------------------------------------
Barbara Hackman Franklin

/s/ Earl G. Graves*                                      Director                            July 19, 1996
- -----------------------------------------------------
Earl G. Graves

/s/ Gerald Greenwald*                                    Director                            July 19, 1996
- -----------------------------------------------------
Gerald Greenwald

/s/ Ellen M. Hancock*                                     Director                            July 19, 1996
- -----------------------------------------------------
Ellen M. Hancock

/s/ Michael H. Jordan*                                   Director                            July 19, 1996
- -----------------------------------------------------
Michael H. Jordan

/s/ Jack D. Kuehler*                                     Director                            July 19, 1996
- -----------------------------------------------------
Jack D. Kuehler

/s/ Frank R. O'Keefe, Jr.*                               Director                            July 19, 1996
- -----------------------------------------------------
Frank R. O'Keefe, Jr.

/s/ Judith Rodin*                                        Director                            July 19, 1996
- -----------------------------------------------------
Judith Rodin

/s/ Richard L. Huber*                                    Vice Chairman for Strategy and      July 19, 1996
- -----------------------------------------------------    Finance (Principal Financial
Richard L. Huber                                         Officer)


/s/ Robert J. Price*                                     Vice President and Corporate        July 19, 1996
- -----------------------------------------------------    Controller (Controller)
Robert J. Price


By: /s/ William J. Casazza
- -----------------------------------------------------
    (William J. Casazza,
        Attorney-in-Fact)

The Plans. Pursuant to the requirements of the Securities Act of 1933, the Aetna Life and Casualty Company Incentive Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on July 19, 1996.


                                       AETNA LIFE AND CASUALTY COMPANY
                                       INCENTIVE SAVINGS PLAN



                                       By: /s/ Ann Ewers
                                           --------------------------------
                                           Name:  Ann Ewers
                                           Title:    Plan Administrator


Pursuant to the requirements of the Securities Act of 1933, the Amended and Restated U.S. Healthcare, Inc. Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on July 19, 1996.


                                       AMENDED AND RESTATED U.S. HEALTHCARE,
                                       INC. SAVINGS PLAN



                                       By: /s/ Don Liu
                                           --------------------------------
                                           Name:  Don Liu
                                           Title:  Secretary



                               INDEX TO EXHIBITS

Exhibit                                                          Sequentially
Number                          Exhibit                          Numbered Page
- -------   ----------------------------------------------------   -------------
4.1       Aetna Inc. Amended and Restated Articles of                  *
          Incorporation (incorporated by reference to Exhibit
          3.1 of the Registrant's Securities Act of 1933
          Registration Statement on Form S-4 dated,
          Registration No. 333-05791 ("Form S-4")).

4.2       Aetna Inc. By-Laws (incorporated by reference to             *
          Exhibit 3.2 of the Form S-4).

4.3       Aetna Inc. Rights Plan (incorporated by reference to         *
          Exhibit 4.2 to the Form S-4).

5.1       Opinion of Day, Berry & Howard.

5.2       Undertaking of Registrant (See Item 8).                     **

15.1      Letter of KPMG Peat Marwick LLP re: Unaudited
          Interim Financial Information.

23.1      Consent of Day, Berry & Howard
          (included in Exhibit 5.1 hereto).

23.2 Consent of KPMG Peat Marwick LLP re: Aetna Life and Casualty Company.

23.3      Consent of KPMG Peat Marwick LLP re: Aetna Inc.

23.4 Consent of KPMG Peat Marwick LLP re: Aetna Life and Casualty Company Incentive Savings Plan.

23.5      Consent of Ernst & Young LLP.

24.1      Power of Attorney.


- -----------
*     Incorporated by reference.

**    Not applicable.